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                           WEIL, GOTSHAL & MANGES LLP
                   A LIMITED LIABILITY PARTNERSHIP INCLUDING
                           PROFESSIONAL CORPORATIONS
                      767 FIFTH AVENUE NEW YORK, NY 10153
                                 (212) 310-8000
                              (FAX) (212) 310-8007



                                August 19, 1998




Building Materials Corporation
  of America
1361 Alps Road
Wayne, New Jersey  07470

Ladies and Gentlemen:

                  We have acted as counsel to Building Materials Corporation of America, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, Registration No. 333-60633 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $150,000,000 aggregate principal amount of the Company's Series B 7-3/4% Senior Notes due 2005 (the "Notes").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture dated as of July 17, 1998, between the Company and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Notes will be issued (the "Indenture"), the form of the Notes included as Exhibit 4.2 to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been


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Building Materials Corporation
  of America
August 19, 1998
Page 2


independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  The opinion expressed herein is limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Weil, Gotshal & Manges LLP